                                                                  EXHIBIT (c)(3)

                             SUB-ADVISORY AGREEMENT
                             ----------------------

          AGREEMENT made as of the 25th day of February, 1994, as amended as of the 30th day of April, 1998, by and among The Southern Africa Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, Alliance Capital Management L.P., a Delaware limited partnership (the "Investment Manager"), and Sanlam Asset Management (Gibraltar) Limited, a corporation organized under the laws of Gibraltar (the "Sub-Adviser").

                                  WITNESSETH:

          WHEREAS, the Fund has entered into an Investment Management Agreement (the "Management Agreement") with the Investment Manager pursuant to which the Fund has engaged the Investment Manager to manage the investment and reinvestment of the Fund's assets (the "portfolio assets"); and

          WHEREAS, as permitted under the Management Agreement, the Fund desires the Investment Manager to utilize the services of the Sub-Adviser as sub-adviser with respect to certain portfolio assets; and

          WHEREAS, the Sub-Adviser is willing to perform such services on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:
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            2.  The Sub-Adviser shall furnish to the Fund and the
Investment Manager as the Fund or the Investment Manager shall reasonably require from time to time (i) information, investment recommendations, advice and assistance with respect to the Fund's investment in both new or outstanding, listed or unlisted, securities of Republic of South Africa issuers within the meaning of the Fund's prospectuses dated February 25, 1994 ("South African issuers"), including data, analyses and other information regarding particular issuers and securities and (ii) information concerning the political situation and developments, and economic conditions, statistics and forecasts in and for South Africa. Information to be furnished by the Sub-Adviser to the Fund and Investment Manager shall also include information obtained through public or private sources concerning the integrity and standing of officials and of particular issuers of both new and outstanding securities, their officers and directors. The Sub-Adviser's activities under this Agreement will at all times be subject to the supervision and direction of the Investment Manager.

            2. In consideration of the services to be performed by the Sub-Adviser hereunder, the Sub-Adviser shall receive from the Fund a fee, calculated and paid

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quarterly, at an annualized rate of .20% (.30% for periods on and after the date of approval by the Fund's stockholders of the amendment of this Agreement to such rate) of the greater of (i) the Fund's average weekly net assets invested in securities of South African issuers or (ii) 90% of the Fund's average weekly net assets. For purposes of the calculation of such fee, average weekly net assets shall be determined on the basis of the average net assets of the Fund for each weekly period (ending on Friday) ending during the quarter. The net assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period. When a Friday is not a business day for the Fund, then the calculation will be based on the Fund's net assets on the business day immediately preceding such Friday. Such fee shall be payable in arrears on the last day of each calendar quarter for services performed hereunder during such quarter. For purposes of this Agreement, a business day shall be a day on which stock exchanges in the United States are open for business. If this Agreement or an amendment thereto with respect to the calculation of the fee payable to the Sub-Adviser hereunder becomes effective after the beginning of a

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

quarter, or this Agreement terminates prior to the end of a quarter, the fee for the quarter at the proper rate in effect for any relevant portion thereof shall be pro-rated according to the proportion which such portions of the quarter bear to the full quarter.

          4. The Sub-Adviser will bear all of its expenses in connection with the performance of its services hereunder and will from time to time at its sole expense employ or associate with itself such persons as it believes to be particularly fitted to assist it in the execution of its duties. The Investment Manager will be responsible for all expenses which it has agreed to bear pursuant to the Management Agreement.

          4. The Sub-Adviser is, and at all times during the term of this Agreement shall be, duly registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and not prohibited by the Advisers Act or the Investment Company Act of 1940, as amended (the "Investment Company Act") or the rules and regulations under such Acts, from acting as Sub-Adviser for the Fund as contemplated by the Fund's prospectuses as referred to above and this Agreement. The Sub-Adviser agrees that it will be in full compliance with any provisions of the Investment

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Company Act and the Advisers Act, applicable to it and its directors, officers or employees, and to interested persons with respect to it.

          5. For a period of five years following the initial effective date of this Agreement, neither the Sub-Adviser, nor any affiliate under the control of the Sub-Adviser, shall, without the prior written consent of the Investment Manager, provide any services of the nature described in Section 1 hereof to any investment company which is authorized to invest 65% or more of its assets in South African securities, the shares of which are listed on any recognized stock exchange in the United States or any other country outside South Africa, other than the Fund. Except as provided in the preceding sentence, and except to the extent necessary to perform its obligations hereunder, nothing shall be deemed to limit or restrict the Sub-Adviser's right or the right of any of the Sub-Adviser's employees, officers or directors, to engage in any other business or devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature and to render services of any kind to any other trust, corporation, firm, individual or association.

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

          6. Nothing herein shall be construed as constituting the Sub-Adviser an agent of the Investment Manager or the Fund or requiring the Sub-Adviser to take or refrain from taking any action that would cause the Sub-Adviser to be in violation of the laws of South Africa or any other law applicable to the Sub-Adviser in connection with its duties hereunder.

          6. The Sub-Adviser shall be entitled to rely on information reasonably believed by it to be accurate and reliable. It is agreed that, except as may otherwise be provided by the Investment Company Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Fund or the Investment Manager to which it would otherwise be subject by reason of fraudulent activities, willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.


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

           7. This Agreement shall continue in effect until January 31, 1999 and thereafter for successive twelve month periods (computed from each February
1) provided that such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not parties to the Agreement or interested persons of any such party (other than as Directors of the Fund), cast in person at a meeting called for the purpose of voting on such approval and (ii) the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund, and provided further, however, that if the continuation of this Agreement is not approved, the Sub-Adviser may continue to render the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. This Agreement may nevertheless be terminated at any time, without penalty, by the Fund's Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, upon sixty days' written notice delivered or sent by registered mail, postage prepaid, to the Sub-Adviser, at its address for purposes of Section 10, or by the Sub-Adviser upon sixty days' written notice to the Investment Manager or the Fund at the address

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

for each of them for purposes of Section 10. Any such notice shall be deemed given when received by the addressee.

          8. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by any party hereto, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The term "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed hereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

          8. This Agreement and any disputes arising hereunder shall be governed by the laws of the State of New York without any effect being given to New York's choice of law rules, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act. As used herein the terms "interested person", "assignment", and "vote of the holders of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act. The parties hereto hereby consent to the jurisdiction of the state and federal courts of New York and provide that the exclusive forum for
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any such disputes shall be in the Supreme Court of the State of New York, New
York County, or the United States District Court for the Southern District of New York. Any service of process and legal papers, including a summons and complaint and subpoenas, shall be deemed to be good and effective service on any party hereto by both facsimile transmission of a true copy thereof to such party at the address for the party set forth on Attachment A hereto or to any other address of which such party shall have notified the other parties by the foregoing procedure and by mailing a copy thereof to such address.

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

          IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

                          The Southern Africa Fund, Inc.


                          By /s/ Edmund P. Bergan, Jr.
                            ________________________________________
                            Name:   Edmund P. Bergan, Jr.
                            Title:  Secretary


                          Alliance Capital Management L.P.

                          By  Alliance Capital Management
                              Corporation, its General Partner

                          By    /s/ John D. Carifa
                            ________________________________________
                            Name:   John D. Carifa
                            Title:  President and
                                    Chief Operating Officer

                          Sanlam Asset Management
                          (Gibraltar) Limited

                          By   /s/ Gerrit Smit
                            ________________________________________
                            Name:  Gerrit Smit
                            Title:  Director

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

     The Fund, the Investment Manager and the Sub-Adviser hereby agree to the amendment of the foregoing Agreement as set forth above effective as of the 30th day of April, 1998.

                          The Southern Africa Fund, Inc.


                          By  /s/ Edmund P. Bergan, Jr.
                            -------------------------------------
                          Name:  Edmund P. Bergan, Jr.
                          Title: Secretary

                          Alliance Capital Management L.P.

                          By  Alliance Capital Management
                          Corporation, its General Partner


                          By  /s/ John D. Carifa
                            -------------------------------------
                          Name:  John D. Carifa
                          Title: President and
                                 Chief Operating Officer


                          Sanlam Asset Management
                          (Gibraltar) Limited


                          By  /s/ Gerrit Smit
                            -------------------------------------
                          Name:  Gerrit Smit
                          Title: Director

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

                          The Southern Africa Fund, Inc.
                          1345 Avenue of the Americas
                          New York, New York 10105

                          (212) 554-4639


                          Alliance Capital Management L.P.
                          1345 Avenue of the Americas
                          New York, New York 10105

                          (212) 554-4613


                          Sanlam Asset Management (Gibraltar) Limited
                          Suite 110
                          Neptune House
                          Marina Bay
                          Gibraltar

                          (350) 42500

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